Earnings Per Share

                                                 Three Months Ended December 31,
                                                    1995                1996
                                                 ----------          ----------

Net income                                      $     2,678          $     1,435

Weighted average shares outstanding              11,565,250 (1)        8,631,578
                                                -----------          -----------

Earnings per share                              $      0.23          $      0.17
                                                -----------          -----------

(1) Includes common stock-outstanding and common stock equivalent-stock options.


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